Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 15, 2007, on the consolidated financial statements of Sherman Financial Group LLC and subsidiaries and our report is included in the Annual Report of Radian Group Inc. on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this Registration Statement. We hereby consent to the incorporation by reference of said report in this Registration Statement of Radian Group Inc. on Form S-8.

/s/ Grant Thornton LLP

Raleigh, North Carolina

June 26, 2009